TIDAL TRUST II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2022, relating to the financial statements and financial highlights of Grizzle Growth ETF, a series of Listed Funds Trust, for the period December 16, 2021 (commencement of operations) through July 31, 2022, and to the references to our firm under the headings and “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional lnformation.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 7, 2023